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                     SHOPKO STORES, INC. AND SUBSIDIARIES
             EXHIBIT 11 - COMPUTATION OF EARNINGS PER COMMON AND
                           COMMON EQUIVALENT SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE DATA)



                                          First Quarters as of                       Fiscal years Ended
                                     ----------------------------------------------------------------------------------
                                        June 14         June 15         February 22,    February 24,    February 25,
                                         1997            1996              1997             1996            1995
                                      (16 Weeks)      (16 Weeks)         (52 Weeks)      (52 Weeks)      (52 Weeks)
                                     ----------------------------------------------------------------------------------
BASIC:
Net earnings                            $  7,238       $   5,759        $  44,946       $   38,439      $  37,790
                                        ========       =========        =========       ==========      =========

Weighted average number of
 outstanding common shares                32,240          32,020           32,092           32,005         32,014
                                        ========       =========        =========       ==========       ========

Net earnings per common
 share - basic (1)                      $   0.22       $    0.18        $    1.40       $     1.20      $    1.18
                                        ========       =========        =========       ==========      =========

DILUTED:
Net earnings                            $  7,238       $   5,759        $  44,946       $   38,439      $  37,790
                                        ========       =========        =========       ==========      =========

Weighted average number of
 outstanding common shares                32,240          32,020           32,092           32,005         32,014

Number of common shares
 issuable assuming exercise
 of stock options                            527             411              278               51              4
                                        --------       ---------        ---------       ----------      ---------

Weighted average number of
 outstanding common and
 common equivalent shares -
 assuming full dilution                   32,767          32,431           32,370           32,056         32,018
                                       =========       =========        =========       ==========      =========

Net earnings per common
 share - diluted (1)                   $    0.22       $    0.18        $    1.39       $     1.20      $    1.18
                                       =========       =========        =========       ==========      =========

(1) Earnings per share are computed by dividing net earnings by the weighted average number of outstanding common and common equivalent shares.